As filed with the Securities and Exchange Commission on May 3, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-5706863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2450 N Street N.W.

Washington, D.C. 20037

(Address of Principal Executive Offices)

Amended and Restated Cogent Communications Holdings, Inc. 2017 Incentive Award Plan

(Full title of the plan)

David Schaeffer

Chief Executive Officer

Cogent Communications Holdings, Inc.

2450 N Street N.W.

Washington, D.C. 20037

(Name and address of agent for service)

(202) 295-4200

(Telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon

Latham & Watkins LLP

555 11th Street, N.W. Suite 1000

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	1,200,000	$68.42	$82,104,000.00	$$8,957.55

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock of Cogent Communications Holdings, Inc., par value $0.001 per share (the “Common Stock”), that may be offered or issued under the Cogent Communications Holdings, Inc. 2017 Incentive Award Plan as a result of a stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices per share for the Common Stock as reported on the Nasdaq Stock Market on April 26, 2021.

EXPLANATORY NOTE

On February 22, 2017, the Board of Directors (the “Board”) of Cogent Communications Holdings, Inc. (the “Company”) approved the Cogent Communications Holdings, Inc. 2017 Incentive Award Plan (as amended, the “Plan”), and on May 3, 2017, stockholders voted to approve the Plan. On May 3, 2017, the Company filed a Registration Statement on Form S-8 (File No. 333-217608) (the “Initial Registration Statement”) to register 1,200,000 shares of Common Stock to be offered or sold to participants under the Plan, and on May 1, 2019 the Company filed a Registration Statement on Form S-8 (File No. 333-231145) (the “Prior Registration Statement”) to register an additional 1,200,000 shares of Common Stock to be offered or sold to participants under the Plan. The contents of the Initial Registration Statement and Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

On February 24, 2021, the Board approved, subject to stockholder approval, an amendment and restatement of the Plan (the “Amendment”) to increase the number of shares of Common Stock authorized for issuance under the plan by 1,200,000 shares, as well the removal of certain provisions that are no longer applicable due to amendments to Section 162(m) of the Internal Revenue Code. This Registration Statement on Form S-8 is being filed in order to register the 1,200,000 additional shares of Common Stock that may be offered or sold to participants under the Plan as a result of the Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given by the Company to each recipient of an award under the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 000-51829), filed with the Commission on February 26, 2021;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (File No. 000-51829), filed with the Commission on April 28, 2021;

(c)	the Company’s Current Reports on Form 8-K (File No. 000-51829), filed with the Commission on February 26, 2021, March 26, 2021, April 28 (Item 8.01) and April 29, 2021 (Item 5.07); and

(d)	the description of the Company’s Common Stock registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such document.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or included in future filings, that are not deemed “filed” with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.       Exhibits.

Exhibit No.		Description

4.1		Certificate of Incorporation of Cogent Communications Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 15, 2014 (File No. 000-51829)).

4.2		Bylaws of Cogent Communications Holdings, Inc., as amended and restated by the Board of Directors on September 10, 2018 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed September 10, 2018 (File No. 000-51829)).

5.1	*	Opinion of Chief Legal Officer.

23.1	*	Consent of Chief Legal Officer (included in Exhibit 5.1).

23.2	*	Consent of Ernst & Young LLP.

24.1	*	Power of Attorney (included in the signature page hereto).

99.1		Amended and Restated Cogent Communications Holdings, Inc. 2017 Incentive Award Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed March 5, 2021 (File No. 000-51829)).

*      Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 3rd day of May, 2021.

COGENT COMMUNICATIONS HOLDINGS, INC.

By:	/s/ DAVID SCHAEFFER
Name:	David Schaeffer
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Cogent Communications Holdings, Inc., do hereby constitute and appoint David Schaeffer and Sean Wallace, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID SCHAEFFER	Chairman and Chief Executive Officer	May 3, 2021
David Schaeffer	(Principal Executive Officer)

/s/ SEAN WALLACE	Vice President, Chief Financial Officer and Treasurer	May 3, 2021
Sean Wallace	(Principal Financial and Accounting Officer)

/s/ STEVEN D. BROOKS	Director	May 3, 2021
Steven D. Brooks

/s/ DAVID BLAKE BATH	Director	May 3, 2021
David Blake Bath

/s/ CAROLYN KATZ	Director	May 3, 2021
Carolyn Katz

/s/ SHERYL KENNEDY	Director	May 3, 2021
Sheryl Kennedy

/s/ MARC MONTAGNER	Director	May 3, 2021
Marc Montagner

/s/ LEWIS H. FERGUSON, III	Director	May 3, 2021
Lewis H. Ferguson, III